Exhibit 99.1

December 7, 2004

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Andrew G. Raguskus
	Senior Vice President and CFO	President and CEO
	801-365-2804	801-365-2800

SONIC INNOVATIONS PURCHASES TYMPANY, INC.

Sonic Innovations Announces the Formation of The Hearing Health Network™ and the Purchase of Tympany, Inc.

Company Aims to Significantly Expand Access For The Hearing-Impaired

Salt Lake City, Utah, December 7, 2004 — Sonic Innovations, Inc. (Nasdaq: SNCI), today announced its plan to improve and expand access to hearing health care in the United States through the purchase of Tympany, Inc. and the creation of a new network – The Hearing Health Network™. “The Hearing Health Network is a collaboration between physicians and hearing care professionals designed to significantly improve the identification, diagnosis and treatment of hearing-impaired individuals,” stated Andy Raguskus, President and CEO of Sonic Innovations. Raguskus continued, “Physicians are key influencers in the hearing-impaired patient’s decision to seek help, but until now most physicians have lacked a referral system for patients requiring specialized hearing services.”

The National Institute of Health estimates that of the 28 million Americans who suffer from some degree of hearing loss, only 6 million (or one in five) are being treated with hearing amplification. According to MarkeTrak – the most widely recognized studies on the hearing aid industry – there are a number of barriers that prevent these patients from seeking the professional help they need, including social stigma, denial and uncertainty about what to do. These same studies show that a hearing-impaired patient becomes five to eight times more likely to seek help when advised to do so by his or her physician.

Professional organizations representing hearing care professionals and physicians recognize that Primary Care Physicians need to become a critical resource for identifying hearing loss and recommending appropriate treatment. The Hearing Health Network advances these objectives by improving hearing loss identification by physicians and other health care providers and increasing physician referrals to hearing care professionals.

Integral to expanding physician involvement is providing physicians with effective tools to identify hearing loss. To provide such tools, Sonic Innovations is purchasing Tympany, Inc., a privately held audiological diagnostic equipment company headquartered outside Houston, Texas. “Tympany’s proprietary, automated diagnostic hearing testing device, the Otogram™, makes it possible for physicians to efficiently and effectively identify patients with hearing loss,” stated Christopher L. Wasden, President and CEO of Tympany. The Otogram removes many barriers associated with hearing loss identification and allows the physician to appropriately test and then refer hearing-impaired patients to hearing care professionals in The Hearing Health Network. Terms and conditions of the acquisition include an upfront payment of $2 million in cash and Sonic Innovations stock and a significant earnout over three years depending on combined company results.

“By establishing a relationship with physicians that refer to a network of hearing care professionals,” stated Raguskus, “we are taking the first steps towards advancing the cause for better hearing and servicing a greatly underserved hearing-impaired population.”

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing-impaired consumers. Capitalizing on its advanced understanding of human hearing, the Company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid. The Company believes its hearing aids set the standard for consumer satisfaction because they deliver more natural, localized sound and can provide for better speech intelligibility in the presence of background noise than competing hearing aids. For more information, please visit our website at www.sonici.com.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning the Company’s plan to acquire Tympany and establish The Hearing Health Network. Actual results may differ materially and adversely from those described herein depending on a number of factors, including an inability to develop The Hearing Health Network; competitive pressures resulting in decreased unit sales, lower selling prices or significant promotional costs; general economic and hearing aid market conditions; the competitive performance and features of our products; changes in government healthcare systems and reductions in reimbursement levels for hearing aids; distribution methods for our products causing difficulties in relationships with our customers; demand for and market acceptance of our existing and newly introduced products; reductions in orders from larger customers; changes in our product or customer mix; delays in completing or introducing new products and the announcement or introduction of new products by our competitors; difficulties in integrating and managing acquired operations that could result in poor performance and writedowns of acquired intangible assets; the effect of future acquisitions or strategic partnerships, if any; the effect of international conflicts and threats; inability to forecast revenue accurately; nonpayment of receivables; additional costs associated with compliance with the Sarbanes-Oxley Act of 2002; and other business factors beyond our control. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2003, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the Securities and Exchange Commission. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.